Exhibit 99.1

[NFG LOGO OMITTED]

National Fuel Gas Company	Financial News 6363 Main Street/Williamsville, NY 14221 Margaret M. Suto Investor Relations 716-857-6987 Ronald J. Tanski Treasurer 716-857-6981

NATIONAL FUEL SUBSIDIARY COMPLETES SALE OF CZECH FIRM

        (July 20, 2005) Williamsville, New York: National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) today announced that its wholly-owned subsidiary, Horizon Energy Development B.V. (“Horizon”), has completed the previously announced sale of its entire interest in United Energy, a.s. (PSE:United Energy), a district heating and electric generation business in the Bohemia region of the Czech Republic.

        On Monday, July 18, 2005, Horizon received approximately US$116.3 million in exchange for the entire block of shares that it owned in United Energy (85.16% of the total outstanding shares). As previously announced, this transaction will result in a non-recurring gain of approximately US$25 million, or approximately $0.30 per diluted share.

        While the sale transaction will be recorded in the Company’s fourth fiscal quarter, the Company’s international operations, which include United Energy, will be presented as a discontinued operation in the Company’s financial statements for quarter ended June 30, 2005. As a result of the accounting rules governing that presentation, during the quarter ended June 30, 2005, the Company will also record approximately $6 million or $0.07 per share of previously unrecorded deferred income tax expense related to United Energy. During the quarter ended September 30, 2005 (the quarter in which the transaction was consummated), the Company will recognize an after-tax gain on the sale of approximately $31 million or $0.37 per share*. When both fiscal quarters are considered together, the Company will realize a net benefit from the sale of approximately $25 million, or $0.30 per diluted share ($31 million gain on sale less $6 million of deferred income tax expense)*.

        Further details regarding the transaction, and revised earnings guidance for all of the Company’s segments will be provided during the Company’s earnings teleconference for its third quarter, currently scheduled for Friday, July 29, 2005 at 11:00 a.m. (Eastern Time).

        Additional information about the Company is available at http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

— more —

Page 2.

* Certain statements made by the Company herein, including those which are designated with an asterisk (“*”), are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities or acts of war; changes in demographic patterns and weather conditions, including the occurrence of severe weather; changes in the availability and/or price of derivative financial instruments; changes in the price of natural gas or oil and the effect of such changes on the accounting treatment or valuation of financial instruments or the Company’s natural gas and oil reserves; changes in the availability and/or price of natural gas, oil and coal; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; governmental/regulatory actions, initiatives and proceedings, including those affecting acquisitions, financings, rate cases (which address, among other things, allowed rates of return, rate design and retained gas), affiliate relationships industry structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments, including any downgrades in the Company’s credit ratings; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance acquisitions and ability to operate and integrate existing and any subsequently acquired business or properties; availability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; regarding foreign operations, changes in trade and monetary policies, inflation and exchange rates, taxes, operating conditions, laws and regulations related to foreign operations, and political and governmental changes; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees and contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; changes in laws and regulations to which the Company is subject, including tax, environmental, safety and employment laws and regulations; the cost and effects of legal and administrative claims against the Company; changes in actuarial assumptions and the return on assets with respect to the Company’s retirement plan and post-retirement benefit plans; increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide post-retirement benefits; or increasing costs of insurance, changes in coverage and the ability to obtain insurance. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Analyst Contact: Media Contact:	Margaret M. Suto (716) 857-6987 Julie Coppola Cox (716) 857-7079